Exhibit 16.1

November 3, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated November 3, 2021, of Item 9 Labs Corp. and are in agreement with the statements contained therein, insofar as it relates to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely yours,

Semple, Marchal & Cooper LLP